Exhibit 10.3
EVERGY, INC.
Executive Annual Incentive Plan
Effective as of July 1, 2018

Objective

The Evergy, Inc. (the “Company” or “Evergy”) Executive Annual Incentive Plan (the “Plan”) is designed to motivate and reward officers of Evergy for the achievement of specific key financial, operational and business goals. By providing market-competitive target awards and additional award opportunities for extraordinary achievements and results, the Plan both supports the attraction and retention of senior executive talent critical to achieving the Company’s strategic business objectives and provides financial incentives to reward key performers.

Eligibility

Eligible participants (“Participants”) shall be the named executive officers (“NEOs”) and non-NEOs of the Company as approved by the Compensation and Leadership Development Committee (“Committee”) or board of directors (the “Board”) of the Company.

Administration

The Committee and/or the Board has the full power and authority to (i) interpret the provisions of the Plan, (ii) determine the terms and conditions of any award, (iii) determine whether, and to what extent, awards may be forfeited or suspended, (iv) establish, amend, suspend or waive any rules for the administration of the Plan, (v) delegate all or part of its authority under the Plan to one or more directors and, with respect to the day-to-day administration and operations of the Plan (but not granting of awards or any determination of any amounts eligible to be paid under the Plan) to officers of the Company, and (vi) make any other determination or take any action that is deemed necessary or desirable for the administration of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given maximum deference permitted by law.

Awards

Awards and award levels are developed and approved by the Committee, who may seek the input of the Company’s management and one or more outside compensation consultants and may further seek approval by the full Board. Awards are established as a percentage of the Participant’s base salary and percentages may vary based on the Participant’s level of responsibility, market data, internal comparisons and other factors the Committee believes is appropriate.

Plan Year and Incentive Objectives

The Plan will be effective as of July 1, 2018 and end on December 31, 2018 unless the Committee in its sole discretion desires to have a different performance period. The Committee will establish and approve, and if applicable, submit for approval by the Board, specific annual objectives and performance levels that are applicable to each Participant. The amount of a Participant’s award will be determined in the Committee’s discretion and may differ from Participant to Participant, based on performance against the specific objectives and performance levels approved by the Committee. The Committee may adjust or modify the established annual objectives or performance levels in its discretion at any time before the end of the Plan Year.

Each Participant will be provided a copy of the applicable objectives and performance levels as soon as practicable after the objectives and performance levels have been established as well as be notified as soon as practicable of any adjustment to the applicable objectives and performance levels.

“Umbrella” Plan Funding

The Committee may elect to utilize an “umbrella” funding structure to give the Committee structured flexibility with respect to both determining bonus amounts and ensuring that key threshold levels of goal achievement are met. Umbrella funding allows the Committee to exercise discretion and to differentiate bonus amounts among officers based on individual performance and an assessment of the individual’s achievements and overall contributions to the Company. Under this funding structure, if initial objective performance goal(s) are achieved, Plan award amounts will be “funded” at the superior level (200%), subject to further reduction based on Company, division, individual or other measurable performance. Individual awards under the Plan will not have a funding level that exceeds 200%. An umbrella funding structure will generally consist of both one or more primary goal(s) (“Primary Goal(s)”) and one or more Secondary Goal(s) (as defined below). If the achievement level of the Primary Goal(s) does not meet threshold performance, umbrella funding at the 200% level will not occur, and earned awards will be paid based solely on the actual performance achieved under the Secondary Goal(s) and level of the Plan objectives for the Plan Year. Determination of final awards and funding amounts under the Plan are, at all times, subject to Committee discretion.

For each Plan year or other applicable performance period, the Committee will establish one or more initial performance objective(s) (the “Primary Goal(s)”) that must be met to fund the Plan at 200%. Achievement of the Primary Goal(s) at the threshold level will result in initial funding levels under the Plan at 200% of all target bonus payout levels. All other Plan objective performance goals will be considered “Secondary Goal(s).” The Committee will approve the Primary and Secondary Goal(s) after reviewing management’s recommendations and, where applicable, the Company’s compensation consultants’ comments, of objectives and targets and associated risks and discussing the applicable goals and goal levels with the Board. The Committee will exercise discretion based on achievement levels of the Secondary Goal(s) and any other subjective factors the Committee elects to take into account when determining earned awards.

Notwithstanding anything herein to the contrary and even in the event that none of the Primary Goal(s) or none of the Secondary Goal(s) is achieved, the Committee shall nevertheless retain the full discretion to pay bonus compensation outside of the parameters of this Plan.

Payment of Awards

Earned awards will be payable to each Participant after the completion of the Plan Year or other established performance period and as soon as practicable following the determination by the Committee of the achievement level for the Primary Goal(s), the Secondary Goal(s) and each of the relevant objectives relating thereto. The awards will be paid, in the sole discretion of the Committee, in cash, Company stock (in the form of “Bonus Shares” as defined and under the Company’s Long-Term Incentive Plan (“LTIP”), as may be amended or restated), or a combination of cash and stock, except to the extent receipt of payment is properly deferred under the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”). (Any earned award for which a deferral election has been made under the NQDC Plan will result in a cash award being deferred, as Bonus Shares are not eligible to be deferred under such plan.) Except to the extent deferred under the NQDC Plan, in no event shall payment be made later than the 15th day of the third month following the end of the taxable year in which the Committee’s determination of award achievement is made.

An award for a person who becomes a Participant during a Plan Year, will be prorated unless otherwise determined by the Committee.

Miscellaneous

Unfunded Benefits. No benefit provided under this Plan is subject to the Employee Retirement Income Security Act of 1974, as amended, and all benefits under the Plan are unfunded. No Participant shall have any greater right than the right of a general unsecured creditor of the Company.

Amendments and Termination. The Board or the Committee has the exclusive right to terminate, modify, change or alter the Plan at any time.

Clawback or Recoupment. The Board or the Committee will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances, to require that each Participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives. The Board or the Committee may, in its discretion, (i) seek repayment from the Participants; (ii) reduce the amount that would otherwise be payable to the Participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Board or the Committee may take such actions against any Participant, whether or not such Participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. Unless otherwise required by law, the Board or the Committee will not, however, seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

Tax Withholding. Any payment or benefit under the Plan is subject to all applicable withholding and other taxes applicable to the entire award, which must be satisfied by the Participant in a manner satisfactory to the Company and in accordance with applicable law before any payment is made under this Plan.

Code Section 409A. It is intended that the payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.

Adopted on August 30, 2018

By:    /s/ John Sherman
Chair, Compensation and Leadership Development Committee

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